Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2026, and each included in this Post-Effective Amendment No. 116 to the Registration Statement (Form N-1A, File No. 333-184477) of Stone Ridge Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 27, 2026, with respect to the financial statements and financial highlights of the LifeX Durable Income ETF (one of the funds constituting Stone Ridge Trust) included in the Annual Report (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 30, 2026